EXHIBIT 4.1

STOCK PURCHASE AGREEMENT

AMONG

NF ENERGY SAVING CORPORATION, AS BUYER,

Lasting wisdom holdings limited, AS PARENT,

Pukung limited, AS HOLDCO,

Beijing xin rong xin Industrial development co., ltd., as wfoe

BOQI ZHENGJI PHARMACY CHAIN CO., LTD.,

AS THE COMPANY,

AND

THE SELLING SHAREHOLDERS LISTED ON SCHEDULE I,

HERETO, AS THE SELLERS,

DATED

April 11, 2019

i

5. REPRESENTATIONS AND WARRANTIES OF BUYER	22
5.1 Organization and Good Standing	22
5.2 Authority; No Conflict	22
5.3 Stock Exchange Listing	23
5.4 SEC Filings	23
5.5 Certain Proceedings	23
5.6 Brokers or Finders	23
6. COVENANTS OF SELLERS	23
6.1 Access and Investigation	23
6.2 Operation of the Businesses of the Acquired Companies	23
6.3 Negative Covenant	24
6.4 Required Approvals	24
6.5 Notification	24
6.6 Payment of Indebtedness by Related Persons	24
6.7 No Negotiation	24
6.8 Proprietary Information	24
6.9 Public Announcements	24
6.10 Stockholder Covenant	25
6.11 Best Efforts	25
6.12 Release	25
6.13 Confidentiality	25
6.14 Securities Laws; Restrictions on Transfers	25
7. Tax MAtters	26
7.1 Responsibility for Filing Tax Returns	26
7.2 Cooperation on Tax Matters	26
7.3 Sales and Transfer Taxes	26
8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	27
8.1 Accuracy of Representations	27
8.2 Sellers’ Performance	27
8.3 Authorization	27
8.4 Consents and Approvals	27
8.5 Government Consents, Authorizations, Etc	27
8.6 Additional Documents	27
8.7 No Proceedings	28
8.8 No Claim Regarding Stock Ownership or Sale Proceeds	28
8.9 No Prohibition	28
8.10 Absence of Material Adverse Change	28
9. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE	28
9.1 Additional Documents	28
9.2 Accuracy of Representations	29
9.3 Buyer’s Performance	29
9.4 No Injunction	29
10. TERMINATION	29
10.1 Termination Events	29
10.2 Effect of Termination	29

ii

11. INDEMNIFICATION; REMEDIES	30
11.1 Survival; Right to Indemnification Not Affected By Knowledge	30
11.2 Indemnification and Payment of Damages by Sellers	30
11.3 Indemnification and Payment of Damages by Sellers Environmental Matters	31
11.4 Indemnification and Payment of Damages by Buyer	31
11.5 Right of Set-Off	31
11.6 Procedure for Indemnification Third Party Claims	32
11.7 Procedure For Indemnification Other Claims	32
12. GENERAL PROVISIONS	33
12.1 Expenses	33
12.2 Public Announcements	33
12.3 Confidentiality	33
12.4 Notices	33
12.5 Further Assurances	34
12.6 Waiver	34
12.7 Entire Agreement and Modification	35
12.8 Assignments, Successors, and no Third-Party Rights	35
12.9 Severability	35
12.10 Section Headings, Construction	35
12.11 Time of Essence	36
12.12 Governing Law; Waiver of Jury Trial; Jurisdiction	36
12.13 Counterparts; Facsimile and Electronic Signatures	37
12.14 Representation by Counsel	37

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 11, 2019 by NF ENERGY SAVING CORPORATION, a Delaware corporation (“Buyer”) LASTING WISDOM HOLDINGS LIMITED, a company organized under the laws of the British Virgin Islands (“Parent”), PUKUNG LIMITED, a company organized under the laws of Hong Kong (“HoldCo”), BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., a company organized under the laws of the PRC (“WFOE”), BOQI ZHENGJI PHARMACY CHAIN CO., LTD. a company organized under the laws of the PRC (the “Company”) and the selling shareholders listed on Schedule 1 hereto (the “Sellers” and, collectively with Parent, HoldCo, WFOE and the Company, the “Seller Parties”).

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of Parent for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Acquired Companies” Parent, Holdco, WFOE, the Company and all Subsidiaries of the Company, collectively.

“Adjustment Amount” as defined in Section 2.7(d).

“Applicable Contract” any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

“Appraisal Report” as defined in Section 2.7(b).

“Appraised Value” as defined in Section 2.7(b).

“Appraiser” as defined in Section 2.7(b).

“Benefit Plan” any “employee benefit plan,” as that term is defined in ERISA regardless of whether such plan is subject to ERISA, that is maintained or contributed to by any Acquired Company or Sellers for the benefit of the Acquired Companies’ employees or with respect to which any Acquired Company has or may have any liability.

“Best Efforts” the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer” as defined in the first paragraph of this Agreement.

“Closing” as defined in Section 2.5.

“Closing Date” as defined in Section 2.5.

“Company” as defined in the first paragraph of this Agreement.

“Confidential Information” means all non-public, confidential or proprietary information of the Acquired Companies, including the Intellectual Property Assets.

“Consent” any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means the purchase of the Shares by Buyer and the other transactions contemplated by this Agreement.

“Contract” any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” as defined in Section 11.2.

“Encumbrance” any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on- site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facilities” any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Final Appraisal Date” as defined in Section 2.7(b).

“Final Statements” as defined in Section 2.7(c).

“Final Statement Date” as defined in Section 2.7(c).

“Governmental Authorization” any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials” any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Intellectual Property Assets” as defined in Section 4.22.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is a key employee or is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Latest Balance Sheet” as defined in Section 4.4.

“Legal Requirement” any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“NASDAQ” the NASDAQ Stock Market or any of its successor entities.

“Occupational Safety and Health Law” any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“PRC” the People’s Republic of China (excluding, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

“Proceeding” any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proportionate Percentage” the percentage equal to the number of Shares owned by each Seller divided by the total number of all outstanding Shares, as set out in Schedule I.

“Related Person” with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release” any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Sellers” as defined in the first paragraph of this Agreement.

“Shares” as defined in the Recitals of this Agreement.

“Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING.

2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares consists of (a) cash consideration of RMB 40,000,000 (the “Target Cash Consideration”), and (b)  1,500,000 shares of common stock of Buyer (the “Buyer Shares”). The Purchase Price shall be subject to post-Closing adjustment in accordance with Sections 2.4 and 2.7.

2.3 Payment of Initial Consideration. At the Closing, Buyer shall deliver to each of the Sellers their Proportionate Percentage of 500,000 of the Buyer Shares.

2.4 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at such place as agreed upon by the parties at 10:00 a.m. (local time) on April 20, 2019, or such later date which is no later than two business days after the date that all closing conditions set forth in Sections 9 and 10 have been satisfied or waived, or on such other date as Buyer and the Sellers shall mutually agree (the “Closing Date”). The Closing may also be consummated by facsimile, electronically and by other means satisfactory to Buyer, the Sellers and their respective counsel. The Closing shall be deemed to occur as of midnight on the Closing Date.

2.5 Closing Obligations. At the Closing:

(a) Sellers will deliver to Buyer (i) certificates representing all of the Shares, duly endorsed in blank or with a fully executed stock power attached, or duly executed instrument of share transfer with respect to the Shares, all in proper form for transfer and in form and substance satisfactory to Buyer; (ii) evidence that the register of members of the Parent has been updated to reflect the Buyer owns, beneficially and on the record, all of the Shares; and (iii) all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.6; and

(b) Buyer will deliver, by book-entry transfer (i)  100,000 common shares of Buyer to Yu Zhang; (ii)  100,000 common shares of Buyer to Yunpeng Liu; (iii) 100,000 common shares of Buyer to Aiguo Leng (iv) 100,000 common shares of Buyer to Xiaona Liu; and (v) 100,000 common shares of Buyer to Peng Shao; and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 9.1.

2.6 Payment of Post-Closing Consideration. Provided that, in the Buyer’s reasonable discretion, the Final Statements are not materially different than the unaudited financial statements referred to in Section 4.4, then, no later than 15 business days following the latest of (a) the Closing Date, (b) the Final Appraisal Date, or (c) the Final Statement Date, Buyer shall deliver to each of the Sellers their Proportionate Percentage of each of (y) the Target Cash Consideration plus the Adjustment Amount; and (z) 1,000,000 Buyer Shares.

2.7 Adjustment Procedure.

(a) Target. The targeted fair market value of the Acquired Companies is RMB 100,000,000 (the “Target”).

(b) Preparation of Appraisal Report. The Seller Parties and Buyer will cooperate with one another to cause Liao Ning Ming Ke Asset Appraisal Co., Ltd., an appraising firm mutually chosen by Buyer and the Sellers (the “Appraiser”), to deliver to Buyer and each Seller, within a reasonable time, not in excess of 30 days after the Closing, an appraisal report (the “Appraisal Report”) setting forth the Appraiser’s valuation of the fair market value of the Acquired Companies (the “Appraised Value”). The date that the Appraiser delivers the Appraisal Report to the Buyer and the Sellers shall be referred to as the “Final Appraisal Date”). The Buyer and each Seller Party agrees to furnish to the Appraiser such work papers and other documents and information as the Appraiser may request and are available to that party or its Subsidiaries (or its independent public accountants) in order to complete the Appraisal Report in accordance with this Agreement. The Appraisal Report will be binding and conclusive.

(c) Preparation of Audited Financial Statement. The Buyer will cause HHC, LLP (the “Accountants”), the Buyer’s public accountants, to deliver to each Seller, within a reasonable time, not in excess of 30 days after the Closing, audited consolidated financial statements of the Acquired Companies, as of and for the periods ended on December 31 of each of 2017 and 2018, respectively (the “Final Statements”). The date that the Accountants deliver the Final Statements to the last Seller shall be referred to as the “Final Statement Date”).

(d) Adjustment Amount. The “Adjustment Amount” (which may be a positive or negative number) will be equal to (a) the Appraised Value minus (b) the Target.

2.8 Method of Payment. All payments under this Agreement shall be made by wire transfer of immediately available funds. No later than 5 business days before the date that any portion of the Purchase Price payable in cash is due to be paid to the Sellers, the Sellers shall deliver to Buyer a flow of funds schedule designating each person entitled to receive part of the Purchase Price, the amount payable to each person and the wire instructions for the account into which the amount payable to each person in cash is to be paid.

2.9 Further Assurances. The Sellers shall, at any time and from time to time after the Closing, at the Sellers’ expense, upon the request of Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS.

Each Seller represents and warrants to Buyer, severally as to himself, as follows:

3.1 Title to the Shares. Such Seller is the lawful owner, of record and beneficially, of the number of Shares set forth opposite his name on Schedule I and has good and marketable title to such Shares, free and clear of all Encumbrances whatsoever. Except for this Agreement, there are no agreements or understandings between such Seller and any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to any of the capital stock of Parent or any other Acquired Company and no restriction on the voting rights and other incidents of record or beneficial ownership pertaining thereto. Such Seller acquired his Shares in one or more transactions exempt from registration under the Securities Act and in compliance with applicable securities Laws. No Seller has any right whatsoever to receive or acquire any additional shares of capital stock of Parent or any other Acquired Company. There are no Proceedings or Orders pending or, to the Knowledge of such Seller, threatened by or against such Seller relating to his Shares.

3.2 Authority; Noncontravention by the Sellers. Such Seller has all requisite power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of such Seller, and this Agreement has been duly and validly executed and delivered by such Seller, and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. The execution, delivery and performance by such Seller of this Agreement applicable to such Seller or any of such Seller’s properties, which violation would prevent the consummation of the transactions contemplated by this Agreement or result in an Encumbrance on or against any assets, rights or properties of any Acquired Company or on or against any capital stock of any Acquired Company (including the Shares) or give rise to any claim against such Seller, the Shares, any Acquired Company, or any Affiliate of an Acquired Company.

3.3 Consents Required. No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and consummation by such Seller of the transactions contemplated hereby or thereby.

4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLERS

Each Acquired Company and Seller jointly and severally represents and warrants to Buyer as follows:

4.1 Organization and Good Standing.

(a) Each Acquired Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations in the Ordinary Course of Business and under its contracts. Each Acquired Company is duly qualified to do business as a foreign company and is in good standing under the laws of each country, territory or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Sellers have delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of each Acquired Company, enforceable against each Acquired Company in accordance with its terms. Sellers and the Acquired Companies have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents required to be delivered hereunder and to perform their obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or any Seller, or any of the assets owned or used by any Acquired Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

No Seller or Acquired Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization.

The amount and ownership of all equity series of each Acquired Company are as set out in Schedule I. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

4.4 Financial Statements. The Sellers have delivered to Buyer the unaudited consolidated balance sheets of the Acquired Companies as at December 31, 2018 (the “Latest Balance Sheet”) and December 31, 2017, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, including the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

4.5 Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

4.6 Title to Properties; Encumbrances. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired all real property, leaseholds, or other interests owned by it, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Latest Balance Sheet (except for personal property sold since the date of the Latest Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Latest Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Latest Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Latest Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Latest Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.8 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Latest Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Latest Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Latest Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.9 Inventory. All inventory of the Acquired Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

4.10 No Undisclosed Liabilities. The Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Latest Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

4.11 Taxes.

(a) The Acquired Companies have filed or caused to be filed on a timely basis through the date hereof all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of all such Tax Returns filed for its three most recent completed Tax years. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company.

(b) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate and are at least equal to that Acquired Company’s liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Latest Balance Sheet.

(c) All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

(e) No Acquired Company has received any notice that any of its Tax Returns has been examined by any Governmental Body within the past 6 years.

4.12 No Material Adverse Change. Since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.13 Employee Benefits. Sellers have delivered to Buyer a complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has heretofore made available to Buyer correct and complete copies of each of the following documents: (a) the Benefit Plan and all related documents (including all amendments thereto), (b) the three most recent Form 5500 annual reports, if applicable, including all attachments thereto, filed with the Department of Labor with respect to each such Benefit Plan, (c) the summary plan description prepared for each such Benefit Plan (including all amendments thereto) and (d) all Contracts with third-party administrators, actuaries, investment managers, consultants or other independent contractors related to each such Benefit Plan. Each Benefit Plan has been administered and operated in material compliance with its terms, and the requirements of all applicable Legal Requirements, including ERISA and including applicable Legal Requirements relating to the form or content of the Benefit Plan. No Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer” plan (within the meaning of Section 4063 or 4064 of ERISA).

4.14 Compliance With Legal Requirements; Governmental Authorizations.

(a) Each Acquired Company has been and is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c) No Acquired Company has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) Each Governmental Authorization held or required to be held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company is valid and in full force and effect.

(e) Each Acquired Company has been and is in full compliance with all of the terms and requirements of each Governmental Authorization held or required to be held by it or that otherwise relates to the business of, or to any of the assets owned or used by, it;

(f) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization held or required to be held by an Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, it, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization held or required to be held by an Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, it;

(g) No Acquired Company has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(h) All applications required to have been filed for the renewal of the Governmental Authorizations referred to above have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Acquired Companies have been granted all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

4.15 Legal Proceedings; Orders.

(a) There is no pending Proceeding that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject. No Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company. To the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c) Each Acquired Company is, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject. No Acquired Company has received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

4.16 Absence of Certain Changes and Events. Since the date of the Latest Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of any Acquired Company;

(c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000.00;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $10,000.00;

(i) material change in the accounting methods used by any Acquired Company; or

(j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

4.17 Contracts; No Defaults.

The Sellers have delivered to Buyer copies, including all schedules, exhibits and amendments, of all Contracts to which an Acquired Company is a party or to which the business of an Acquired Company is subject involving either (a) obligations (contingent or otherwise) of, or the possibility of payments to, an Acquired Company in excess of $10,000.00 (the “Material Contracts”), (b) actual or purported restrictions on the ability of the Company to compete in any line of business or with any Person or in any geographic area during any period of time, or (c) actual or purported restrictions on the prices the Company may charge for its products or services. Each Material Contract is valid and binding on the applicable Acquired Company in accordance with its terms and is in full force and effect. No Acquired Company is in material breach or violation of any Material Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. To the Sellers’ and the Acquired Companies’ Knowledge, no other party to any Material Contract is in material breach or violation of that Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. The Sellers and the Acquired Companies have no reason to believe that there is a reasonable likelihood that any party to any Material Contract will be unable to or will choose to not comply with the terms of any Material Contract. No Acquired Company has received from any party to a Material Contract any notice of any intention to terminate any Material Contract. All Contracts of the Acquired Companies relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.18 Insurance.

(a) Sellers have delivered to Buyer: true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the years preceding the date of this Agreement; insurance; and true and complete copies of all pending applications for policies of any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b) All policies to which any Acquired Company is a party or that provide coverage to any Seller, any Acquired Company, or any director or officer of an Acquired Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed; (D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

(c) No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(e) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

4.19 Environmental Matters.

(a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

(c) No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or [, to the Knowledge of Sellers and the Acquired Companies,] with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

(f) There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

(g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

4.20 Employees.

(a) The Sellers have provided to Buyer a complete and accurate list of the following information for each employee, officer or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2017; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or any other employee benefit plan).

(b) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To Sellers’ Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

4.21 Labor Relations; Compliance. No Acquired Company is a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any relevant Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.22 Intellectual Property.

(a) Intellectual Property Assets. The term “Intellectual Property Assets” includes: (i) the name “BOQI ZHENGJI”, fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works (collectively, “Rights in Mask Works”); and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by any Acquired Company as licensee or licensor.

(b) Agreements – The Sellers have provided to Buyer copies of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000.00 under which an Acquired Company is the licensee. There are no outstanding and, to Sellers’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business.

(i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) All former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d) Patents.

(i) The Sellers have delivered to Buyer a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers’ Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv) No Patent is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) Trademarks.

(i) The Sellers have delivered to Buyer a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv) To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) No Mark is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights.

(i) The Sellers have delivered to Buyer a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) No Copyright is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

4.23 Certain Payments. No Acquired Company or director, officer, agent, or employee of any Acquired Company, or to Sellers’ or the Acquired Companies’ Knowledge any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

4.24 Disclosure.

(a) No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to any Seller that has specific application to any Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement.

4.25 Relationships With Related Persons. No Seller or any Related Person of Sellers or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. No Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

4.26 Brokers or Finders. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.27 Investment Representations. Each Seller (a)  acknowledges and understands that it is acquiring the Buyer Shares under this Agreement under a private placement in reliance upon the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder and similar exemptions under applicable state securities laws; (b) is an “accredited investor,” as defined in Rule 501(a) of Regulation D under Section 4(a)(2) of the Securities Act; (c) is acquiring the Buyer Shares under this Agreement for its own account and not with a view to its distribution in violation of the Securities Act; and (d) acknowledges and understands that the Buyer Shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and the Seller will not offer, sell, pledge or otherwise transfer any of such securities, directly or indirectly, unless the offer, sale, pledge or transfer is in a transaction that does not require registration under the U.S. Securities Act or any applicable state securities laws; or pursuant to an effective registration statement under the Securities Act.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Sellers as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject or bound.

(c) No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and consummation by Buyer of the transactions contemplated hereby or thereby, except for such filings as may be required to be made to the NASDAQ.

5.3 Stock Exchange Listing. Prior to the Closing, the Buyer Shares will be duly authorized for listing on NASDAQ, subject to all necessary regulatory approvals. Buyer is not in default in any material respect of any of the listing or other requirements of NASDAQ.

5.4 SEC Filings. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016.

5.5 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

5.6 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

6. COVENANTS OF SELLERS

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

6.2 Operation of the Businesses of the Acquired Companies. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

(a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b) not enter into (i) any transaction other than in the Ordinary Course of Business, (ii) any transaction which is not at arms-length with unaffiliated third Persons or (iii) any transaction with any Affiliate;

(c) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(d) confer with Buyer concerning operational matters of a material nature; and

(e) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Contemplated Transactions, to obtain any consent that may be required from a party to an agreement with an Acquired Company that may give such party a right to cancel such agreement as a result of the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, cooperate with Buyer with respect to all consents, approvals or filings that Buyer elects to make or obtain or is required by Legal Requirements to make or obtain in connection with the Contemplated Transactions.

6.5 Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ or the Acquired Companies’ representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

6.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

6.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

6.8 Proprietary Information. All confidential or proprietary information or work product relating to the Acquired Companies or business of the Acquired Companies that is known to the Sellers as of the Closing Date shall be the sole property of Buyer and the Acquired Companies. The Sellers shall not use or disclose such information or work product except for the benefit of Buyer or the Acquired Companies and their respective successors and assigns, and the Sellers shall take reasonable steps to protect such information and work product from misuse, loss, theft or accidental disclosure.

6.9 Public Announcements. No Seller Party shall issue any such press release or make any such public statement without the prior consent of Buyer, except as may be required by applicable Law.

6.10 Stockholder Covenant. The Sellers shall not (i) sell, transfer, assign, tender, create an Encumbrance upon or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, assignment, tender, Encumbrance or other disposition of any of the Shares or (ii) grant any proxies with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting or option agreement with respect to any of the Shares.

6.11 Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Section 8 to be satisfied.

6.12 Release. After the Closing Date, (a) none of Buyer, any Related Party of Buyer nor any Acquired Company will have any debt, obligation or liability to any Seller, and (b) each Seller on behalf of itself and all of its Related Parties, hereby unconditionally releases and discharges the Buyer, all of Buyer’s Related Parties and each Acquired Company from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with Seller’s ownership of the Acquired Companies or resulting from Seller or any of its Related Parties having been a director, officer or employee of any Acquired Company; provided however, that nothing in this Section 6.12 shall terminate or release Buyer’s obligations to Sellers under this Agreement (or under any other agreement or instrument to be executed in conjunction with this Agreement in order to consummate the Contemplated Transactions).

6.13 Confidentiality. From and after the Closing Date, each Seller will, and will cause each of its Related Parties to (a) protect and safeguard the confidentiality of all of the Confidential Information with at least the same degree of care as a reasonably prudent person would exercise to protect its own Confidential Information, (b) not use Confidential Information, or permit it to be accessed or used, for any purpose, and (c) not disclose any Confidential Information to any Person except as required by applicable law or legal process. Each Seller hereby assumes full responsibility and liability for the compliance of all of Seller’s Related Parties with the terms of this Section 6.13. Prior to making any disclosure of any Confidential Information required by applicable law or legal process, a Seller shall provide Buyer with (i) if and to the extent legally permitted, prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (ii) reasonable assistance in opposing such disclosure or seeking a protective order or other remedy.

6.14 Securities Laws; Restrictions on Transfers5.1 . Each Seller acknowledges and understands that until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates representing the Buyer Shares, and all certificates representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF NF ENERGY SAVING CORPORATION (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

7. Tax MAtters

7.1 Responsibility for Filing Tax Returns.

(a) The Sellers shall prepare, or cause to be prepared, in a timely manner, all income Tax Returns of each Acquired Company that are due after the Closing with respect to any taxable period ending prior to or ending on and including the Closing Date; provided, however, that any such Tax Return shall be prepared by treating items on that Tax Return in a manner consistent with the prior Tax Returns of each Acquired Company. The Sellers shall deliver to the Buyer draft copies of each such Tax Return prior to the date for filing that Tax Return. The Sellers shall make all changes in each such Tax Return reasonably requested by the Buyer. The Buyer shall cause each such Tax Return to be appropriately signed and filed, and the Sellers shall pay to each Acquired Company any Taxes due from that Acquired Company on that Tax Return.

(b) The Buyer shall after the Closing prepare and file, or cause to be prepared and filed, Tax Returns of each Acquired Company for any period beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”). Any such Tax Return shall be prepared by treating items on that Tax Return in a manner consistent with the prior Tax Returns of each Acquired Company. The Buyer shall deliver to the Sellers draft copies of each such Tax Return at least thirty (30) days prior to the date for filing that Tax Return. The Buyer shall make all changes in each such Tax Return reasonably requested by the Sellers. The Sellers shall pay to each Acquired Company the Taxes due for the period prior to and including the Closing Date from that Acquired Company on that Tax Return.

7.2 Cooperation on Tax Matters. Commencing on the Closing Date, the Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, in each case, in respect of any period ending prior to or on the Closing Date or any Straddle Period.

7.3 Sales and Transfer Taxes. All sales and transfer Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby and thereby will be borne by the Sellers, and the Sellers shall, at the Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes.

8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1 Accuracy of Representations.

(a) All of the Seller Parties’ representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually)(without giving effect to any qualification contained therein as to materiality, including the phrases “material”, “in all material respects” and “material adverse change”), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) Each of Seller Parties’ representations and warranties in Sections 3, 4.3, 4.4, 4.12, and 4.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

8.2 Sellers’ Performance. All of the covenants and obligations that the Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

8.3 Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by the Seller Parties and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by each of them, and each Seller Party shall have full power and authority or capacity to enter into this Agreement and to consummate the transactions contemplated hereby on the terms provided herein.

8.4 Consents and Approvals. Buyer shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Seller Parties of this Agreement, for the consummation of the transactions contemplated hereby, and the continued conduct of the business of the Acquired Companies as previously conducted, each in form and substance satisfactory to Buyer.

8.5 Government Consents, Authorizations, Etc. All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Body, which are required for or in connection with the execution and delivery by the parties of this Agreement and the consummation by the parties of the transactions contemplated hereby and in order to permit or enable the Acquired Companies to conduct their business after the Closing in substantially the same manner as previously conducted shall have been obtained or made, in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect.

8.6 Additional Documents. Each of the following documents must have been delivered to Buyer:

(a) A certificate executed by each of the Seller Parties representing and warranting to Buyer that each of the Seller Parties’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(b) A copy of Parent’s current memorandum and articles of association.

(c) A copy of resolutions of Parent’s board of directors approving the updating of Parent’s register of members, to reflect Buyer’s ownership of all of the Shares.

(d) A copy of Parent’s certificate of incumbency.

(e) A copy of Parent’s good standing certificate.

(f) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.8 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.10 Absence of Material Adverse Change. Since the date of this Agreement, in the reasonable judgment of Buyer, there shall have been no material adverse change in the assets, financial condition, operating results, customer, supplier or employee relations or liabilities of the Acquired Companies including any material casualty loss or damage to the assets of the Acquired Companies, whether or not covered by insurance.

9. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE.

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1 Additional Documents. Each of the following documents must have been delivered to the Sellers:

(a) A certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(b) A certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

9.2 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.3 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

9.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10. TERMINATION.

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii) by Sellers, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Sellers; or

(d) either by Buyer or by all Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 1, 2019 or such later date as the parties may agree upon.

10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11. INDEMNIFICATION; REMEDIES.

11.1 Survival; Right to Indemnification Not Affected By Knowledge. All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2 Indemnification and Payment of Damages by Sellers. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers or the Acquired Companies in this Agreement or any other certificate or document delivered by Sellers or the Acquired Companies pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Sellers or the Acquired Companies in this Agreement as if such representation or warranty were made on and as of the Closing Date and is expressly identified in the certificate delivered pursuant to Section 2.6 as having caused the condition specified in Section 8.1 not to be satisfied;

(c) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement;

(d) any product sold, shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;

(e) any Taxes owed by the Acquired Companies relating to any period prior to the Closing Date; and

(f) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

11.3 Indemnification and Payment of Damages by Sellers Environmental Matters. In addition to the provisions of Section 11.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.5 Right of Set-Off. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 11 against amounts otherwise payable by it under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.6 Procedure for Indemnification Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 11.2, 11.4, or (to the extent provided in the last sentence of Section 11.3) Section 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 11.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

11.7 Procedure For Indemnification Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12. GENERAL PROVISIONS.

12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

12.4 Notices. All notices, amendments, waivers, or other communications under this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent electronically, sent by nationally-recognized overnight or second day delivery courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to an Acquired Company prior to Closing or any Seller, to:

Name:	LASTING WISDOM HOLDINGS LIMITED
Address:	Wickhams Cay II, Road Town, Tortola, vg 110, British Virgin Island
Attention:	Wu Shangwen
Telephone:	+86 0411 8295 2829
Facsimile:	+86 0411 8295 2829
Email :	wushangwen @boqijituan.com

with a copy to:

Name:	Vistra ( China) Company Limited
Address:	33/F Westgate Tower, No. I 038 Nanjing West Road , Jing’an District, Shanghai 200041, PRC
Attention:	Doris
Telephone:	+86 021 6090 0598
Facsimile :	+86 021 6361 6489
Email:	shanghai@vistra.com

If to an Acquired Company following the Closing or Buyer, to:

Name:	NF ENERGY SAYING CORPORATION
Address:	390 Qingnian Avenue, Heping District t, Shenyang, Liaoning Province, P.R.C.
Attention:	Li Hong
Telephone:	+86 24 8563-1159
Facsimile:	+86 24 8563-1 I 59
Email:	info@nfenergy.com

with a copy to:

Name:	Carter Ledyard & Milburn LLP
Address:	2 Wall Street New York, New York 10005-2072
Attention:	Pang Zhang-Whitaker, Esq.
Telephone:	+1 212 238 8844
Facsimile:	+1 212 732 3232
Email:	zhang@clm.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery electronically, on the date of that delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized overnight or second day delivery courier, on the Business Day delivered, and (iii) in the case of mailing, on the sixth Business Day following that mailing. A copy of any notice or other communication sent electronically shall also be sent on the same day by registered or certified mail (return receipt requested) or by nationally recognized overnight or second day delivery courier.

12.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8 Assignments, Successors, and no Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.10 Section Headings, Construction.

(a) All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including any schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.

(b) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, each party has been represented by legal counsel with respect to, and has had substantial input in, the drafting of this Agreement, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

(c) References to “dollars” or “$” mean United States Dollars.

12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under the State of Delaware’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATED DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY DELAWARE STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE, AND, EFFECTIVE AS OF THE CLOSING, TO THE JURISDICTION OF ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PARTY ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH DELAWARE STATE OR FEDERAL COURT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT SUCH PARTY MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Agreement shall be acceptable and binding.

12.14 Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

NF ENERGY SAVING CORPORATION

By:
Name: Yongquan Bi
Title: Chief Executive Officer

SELLERS:

By:
Name: Yu Zhang

By:
Name: Yunpeng Liu

By:
Name: Aiguo Leng

By:
Name: Xiaona Liu

By:
Name: Peng Shao

ACQUIRED COMPANIES

LASTING WISDOM HOLDINGS LIMITED, Parent

By:
Name:
Title:

PUKUNG LIMITED, HoldCo,

By:
Name:
Title:

BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., WFOE

By:
Name:
Title:

BOQI ZHENGJI PHARMACY CHAIN CO., LTD., the Company

By:
Name:
Title:

SCHEDULE I

CAPITALIZATION/OWNERSHIP OF ALL EQUITY SHARES OF EACH ACQUIRED COMPANY

Ownership of Parent:
Sellers:	# of Shares:	Percentage of Outstanding Shares Owned (the Proportionate Percentage):
Yu Zhang	1	20%
Yunpeng Liu	1	20%
Aiguo Leng	1	20%
Xiaona Liu	1	20%
Peng Shao	1	20%
Total outstanding Shares: 5		Total: 100%

Ownership of Holdco:
Shareholder:	# of TYPE OF CAPITAL STOCK of parent:	Percentage of Shares Owned:
Parent	10,000	100%

Ownership of WFOE:
Shareholder:	Percentage of Shares Owned:
Holdco	100%

Ownership of the Company:
Shareholder:	Percentage of Shares Owned:
WFOE	100%